=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            _______________________

                                   FORM 8-K

                            _______________________


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: June 11, 1999
                (Date of earliest event reported: May 14, 1999)

                        GROUP MAINTENANCE AMERICA CORP.
            (Exact name of registrant as specified in its charter)


           Texas                    1-13565             76-0535259
      (State or other             (Commission        (I.R.S. Employer
jurisdiction of incorporation)    File Number)       Identification No.)



        8 Greenway Plaza, Suite 1500
           Houston, Texas                             77046
(Address of principal executive offices)            (Zip Code)


       Registrant's Telephone Number, Including Area Code: (713) 860-0100


================================================================================

ITEM 5.     ACQUISITION OR DISPOSITION OF ASSETS

     On May 14, 1999, Group Maintenance America Corp. (the "Company") purchased all of the outstanding capital stock of Cardinal Contracting Corporation, an Indiana corporation ("Cardinal"). The purchase was effected in accordance with the Stock Purchase Agreement (the "Agreement") dated as of May 13, 1999, among the Company, Cardinal, and the stockholders of Cardinal. The purchase price paid or to be paid by the Company for Cardinal consists of $22.9 million in cash and
0.9 million shares of the Company's common stock, par value $.001 per share ("Common Stock").

     Substantially all of the stockholders of Cardinal prior to the acquisition will be employed by Cardinal after the acquisition. After the acquisition, Cardinal shall continue to lease a facility from one of the former stockholders of Cardinal.

     Cardinal is engaged in the business of providing control and instrument systems, process piping, millwright, rigging services, and installation and reinstallation of machinery and equipment in manufacturing and industrial settings in the Indianapolis, Indiana and Lexington, Kentucky marketplaces. The assets of Cardinal consist primarily of cash, accounts receivable, inventory, equipment, vehicles and goodwill. The Company expects that Cardinal will continue to conduct its business in substantially the same manner as conducted before the acquisition.

     The cash portion of the consideration paid by the Company in connection with the acquisition was provided pursuant to loans made under a Credit Agreement dated as of October 15, 1998 (the "Credit Agreement") among the Company, certain subsidiaries of the Company, Chase Bank of Texas, National Association, as Agent, Bank of America Texas, N.A., as Co-Agent, Paribas, as Syndication Agent, ABN AMRO Bank, N.V., as Documentation Agent, and the banks named therein (the "Lenders").
                                       2

Item 7.   Financial Statements and Exhibits

        (a)   Financial Statements of businesses acquired.

        The following financial statements of Cardinal are included herein:

              Independent Auditors' Report
              Balance Sheets
              Statements of Operations
              Statements of Stockholders' Equity
              Statements of Cash Flows
              Notes to Financial Statements

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Cardinal Contracting Corporation

     We have audited the accompanying balance sheets of Cardinal Contracting Corporation (the Company) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Contracting Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


KPMG LLP

Houston, Texas
June 2, 1999

                                                 CARDINAL CONTRACTING CORPORATION

                                                          BALANCE SHEETS

                                                                             December 31,    December 31,     March 31,
                                                                                 1997            1998            1999
                                                                            --------------  --------------- --------------
                                                                                                             (unaudited)
                                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                  $       600      $   776,864    $    64,832
  Accounts receivable - trade, net of allowance for doubtful accounts of $0,  17,517,640        8,548,346     11,104,468
    $83,539 and $306,837, respectively
  Accounts receivable - other                                                     19,327          183,899        204,623
  Notes receivable - stockholders                                                325,750               -              -
  Costs and estimated earnings in excess of billings on uncompleted contracts  5,183,529       12,235,765     13,117,573
  Prepaid expenses and other current assets                                       78,644          100,189        115,761
                                                                             -----------      -----------    -----------
              Total current assets                                            23,125,490       21,845,063     24,607,257

PROPERTY AND EQUIPMENT, NET                                                    3,306,269        4,044,574      3,824,985

CASH SURRENDER VALUE OF LIFE INSURANCE                                           114,628          128,771        126,332

OTHER LONG-TERM ASSETS                                                            68,444           27,373         39,236
                                                                             -----------      -----------    -----------
              Total assets                                                   $26,614,831      $26,045,781    $28,597,810
                                                                             ===========      ===========    ===========

                                               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt                                       $ 1,000,000      $ 1,000,000    $ 1,950,000
  Accounts payable                                                            12,014,343       10,949,548     13,180,455
  Accrued expenses                                                             1,576,224        2,127,049      1,157,916
  Billings in excess of costs and estimated earnings on uncompleted contracts    399,637          315,516        140,174
  Distributions payable to stockholders                                        2,337,035        3,800,000      5,020,637
                                                                             -----------      -----------    -----------
              Total current liabilities                                       17,327,239       18,192,113     21,449,182
LONG-TERM DEBT, NET OF CURRENT MATURITIES                                      1,800,000          500,000        250,000
                                                                             -----------      -----------    -----------
              Total liabilities                                               19,127,239       18,692,113     21,699,182

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common Stock, no par value; 1,000 shares authorized and
    543 shares issued and outstanding                                            301,000          301,000        301,000
  Retained earnings                                                            7,186,592        7,052,668      6,597,628
                                                                             -----------      -----------    -----------
              Total stockholders' equity                                       7,487,592        7,353,668      6,898,628
                                                                             -----------      -----------    -----------
              Total liabilities and stockholders' equity                     $26,614,831      $26,045,781    $28,597,810
                                                                             ===========      ===========    ===========

                            The accompanying notes are an integral part of these financial statements.

                                                 CARDINAL CONTRACTING CORPORATION

                                                     STATEMENTS OF OPERATIONS

                                                       Year ended December 31,                      Three months ended March 31,
                                    --------------------------------------------------------    ------------------------------------
                                         1996                1997               1998                  1998              1999
                                    ---------------   -----------------  -------------------     ----------------  -----------------
                                                                                                            (unaudited)
REVENUES                              $41,791,674        $53,811,808         $62,099,916            $18,424,082        $13,207,148
COST OF SERVICES                       33,732,225         46,011,619          51,872,447             15,027,215         11,278,661
                                      -----------        -----------         -----------            -----------        -----------
       Gross profit                     8,059,449          7,800,189          10,227,469              3,396,867          1,928,487

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES                              1,693,116          2,124,934           2,484,359                687,504            860,759
                                      -----------        -----------         -----------            -----------        -----------
       Income from operations           6,366,333          5,675,255           7,743,110              2,709,363          1,067,728

OTHER INCOME (EXPENSE):
  Interest income                              -              51,591             100,506                  6,254             14,339
  Interest expense                       (251,046)          (393,774)           (184,850)               (58,274)           (28,028)
  Other, net                               69,778             18,205             144,892                 46,094             20,236
                                      -----------        -----------         -----------            -----------        -----------
       Income before income tax
         provision                      6,185,065          5,351,277           7,803,658              2,703,437          1,074,275

INCOME TAX PROVISION                        5,782             16,027              54,029                  4,771              9,315
                                      -----------        -----------         -----------            -----------        -----------
       Net income                     $ 6,179,283        $ 5,335,250         $ 7,749,629            $ 2,698,666        $ 1,064,960
                                      ===========        ===========         ===========            ===========        ===========

                            The accompanying notes are an integral part of these financial statements.

                                                                 6

                                                 CARDINAL CONTRACTING CORPORATION

                                                STATEMENTS OF STOCKHOLDERS' EQUITY


                                                       Common Stock                                          Total
                                              -------------------------------         Retained            Stockholders'
                                                 Shares            Amount             Earnings               Equity
                                              ------------      -------------        -----------          -------------
Balance, December 31, 1995                         543             $301,000          $ 2,354,919           $ 2,655,919
    Net income                                                                         6,179,283             6,179,283
    Distribution to stockholders                                                      (2,520,740)           (2,520,740)
                                                   ---             --------          -----------           -----------
Balance, December 31, 1996                         543              301,000            6,013,462             6,314,462
    Net income                                                                         5,335,250             5,335,250
    Distribution to stockholders                                                      (4,162,120)           (4,162,120)
                                                   ---             --------          -----------           -----------
Balance, December 31, 1997                         543              301,000            7,186,592             7,487,592
    Net income                                                                         7,749,629             7,749,629
    Distribution to stockholders                                                      (7,883,553)           (7,883,553)
                                                   ---             --------          -----------           -----------
Balance, December 31, 1998                         543              301,000            7,052,668             7,353,668
    Net income (unaudited)                                                             1,064,960             1,064,960
    Distribution to stockholders (unaudited)                                          (1,520,000)           (1,520,000)
                                                   ---             --------          -----------           -----------
Balance, March 31, 1999 (unaudited)                543             $301,000          $ 6,597,628           $ 6,898,628
                                                   ===             ========          ===========           ===========

                           The accompanying notes are an integral part of these financial statements.

                                                                 7


                                                 CARDINAL CONTRACTING CORPORATION

                                                     STATEMENTS OF CASH FLOWS


                                                                        Year ended December 31,        Three months ended March 31,
                                                              ---------------------------------------------------------------------
                                                                   1996          1997          1998          1998         1999
                                                              -------------  ------------  ------------  ------------  -----------
                                                                                                               (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income                                                    $ 6,179,283  $   5,335,250  $ 7,749,629 $  2,698,666  $ 1,064,960
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
    Depreciation and amortization                                 1,039,197      1,109,364      981,929      300,000      237,982
    (Gain) Loss on sale of property and equipment                     2,653         (9,897)    (144,892)     (45,000)     (20,236)
    Change in operating assets and liabilities:
      (Increase) decrease in -
       Accounts receivable-trade                                 (1,557,006)   (11,687,193)   8,969,294    2,444,096   (2,556,122)
       Accounts receivable-other                                   (108,790)        89,463     (164,572)     (10,791)     (20,724)
       Costs and estimated earnings in excess of billings
        on uncompleted contracts                                 (3,623,201)     2,198,114   (7,136,357)     699,130   (1,057,150)
       Prepaid expenses and other current assets                    (16,282)       (33,729)     (21,545)       4,876      (15,572)
       Cash surrender value of life insurance                        (5,785)        (4,235)     (14,143)        -           2,439
       Other assets                                                   3,572        (36,940)      41,071       28,125      (11,863)
       Increase (decrease) in -
       Accounts payable                                           2,539,422      6,023,075   (1,064,795)  (2,551,133)   2,230,907
       Accrued expenses                                             715,154        490,479      550,825     (334,511)    (969,133)
                                                                -----------  -------------  ----------- ------------  -----------

        Net cash provided by (used in) operating activities       5,168,217      3,473,751    9,746,444    3,233,458   (1,114,512)
                                                                -----------  -------------  ----------- ------------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                            (1,654,670)    (1,893,515)  (1,732,846)    (535,150)     (35,917)
  Proceeds from sale of property and equipment                       14,800         19,049      157,504       83,192       37,760
  (Increase) decrease in notes receivable - stockholders           (244,519)       (81,231)     325,750         -            -
                                                                -----------  -------------  ----------- ------------  -----------
        Net cash provided by (used in) investing activities      (1,884,389)    (1,955,697)  (1,249,592)    (451,958)       1,843
                                                                -----------  -------------  ----------- ------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings                                        9,050,000     16,680,000    5,950,000    5,050,000    1,300,000
  Payments on borrowings                                         (9,622,930)   (14,476,725)  (7,250,000)  (5,600,000)    (600,000)
  Distributions to stockholders                                  (2,363,783)    (4,098,544)  (6,420,588)    (500,100)    (299,363)
                                                                -----------  -------------  ----------- ------------  -----------
        Net cash provided by (used in) financing activities      (2,936,713)    (1,895,269)  (7,720,588)  (1,050,100)     400,637
                                                                -----------  -------------  ----------- ------------  -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                347,115       (377,215)     776,264    1,731,400     (712,032)

CASH AND CASH EQUIVALENTS, beginning of period                       30,700        377,815          600          600      776,864
                                                                -----------  -------------  ----------- ------------  -----------

CASH AND CASH EQUIVALENTS, end of period                        $   377,815  $         600  $   776,864 $  1,732,000  $    64,832
                                                                ===========  =============  =========== ============  ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
  Interest                                                      $   114,638  $     253,552  $   184,850 $     58,274  $    28,028
  Income taxes                                                  $    10,377  $      21,662  $    54,029 $      4,771  $     9,315
                                                                ===========  =============  =========== ============  ===========

                            The accompanying notes are an integral part of these financial statements.

                                                                 8

                       CARDINAL CONTRACTING CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
          (All information with respect to the interim periods ended
                     March 31, 1998 and 1999 is unaudited)

1.  BUSINESS AND ORGANIZATION

    Cardinal Contracting Corporation, an Indiana corporation ("the Company"), is an industrial contractor, specializing in millwright and rigging services with operations in Indianapolis, Indiana and Lexington, Kentucky, servicing principally manufacturers in Indiana, Kentucky and surrounding states. The Company performs work under cost-plus-fee contracts, fixed price contracts, and time and material contracts.

2.  SUMMARY OF SIGNIFICANT POLICIES

    Interim Financial Information

    The interim financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Revenue and Cost Recognition

    Revenues from fixed price contracts are recognized on the percentage of completion method. The completed percentage is measured by the percentage of cost incurred to date as compared to the estimated total cost for each contract, including work for approved change orders. Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned, measured by the cost-to-cost method. Revenue from time and material contracts is accrued at the end of each month based on chargeable costs incurred through month end.

    Contract costs include all direct material, subcontract and labor costs and a provision for indirect costs such as indirect labor. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

    Cash and Cash Equivalents

    For purposes of the statement of cash flows, the Company considers investments in money market accounts and certificates of deposits purchased with an original maturity of three months or less to be cash equivalents.

    Accounts Receivable

    Accounts receivable-trade consists of the following at December 31, 1997 and 1998:

                       CARDINAL CONTRACTING CORPORATION
                   NOTES TO FINANCIAL STATEMENTS-(Continued)

                                            1997              1998
                                        -----------        ----------
  Accounts receivable-billed            $17,095,633        $8,502,140
  Retainage receivable                      422,007           129,745
  Allowance for doubtful accounts              -              (83,539)
                                        -----------        ----------
                                        $17,517,640        $8,548,346
                                        ===========        ==========

  Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Expenditures for major renewals and improvements, which extend the useful lives of existing equipment, are capitalized and depreciated. Leasehold improvements are capitalized and amortized over the life of the lease or the estimated useful life of the asset. The estimated useful lives of property and equipment are as follows:

                                            Years
  Construction Equipment                     5-7
  Trucks and Trailers                        5-7
  Leasehold Improvements                     10
  Office Equipment                           5-7

  Expenditures for repairs and maintenance are charged to expense when incurred. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Cash Surrender Value of Life Insurance

  Cash surrender value of life insurance is recorded at cash value as stated by the insurance carrier.

  Income Taxes

  The stockholders of the Company have elected to be taxed for federal tax purposes as an S Corporation whereby each stockholder's respective equitable share in the taxable income of the Company is reportable on his individual tax return. Accordingly, no provision or liability for federal income taxes is recognized by the Company. The Company has made distributions to the stockholders each year at least in the amounts necessary to pay personal income taxes payable on the Company's taxable income. The Company is subject to state income taxes. As of December 31, 1997 and 1998 deferred income taxes are insignificant.

  Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts.

  Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts result primarily from contracts with customers principally in the Company's service area in Indiana, Kentucky and the surrounding states. The Company's customers are primarily engaged in the automotive business. Credit is extended to customers after an evaluation for credit worthiness; however, the Company does not require collateral or other security from customers.

                       CARDINAL CONTRACTING CORPORATION
                   NOTES TO FINANCIAL STATEMENTS-(Continued)

    The percentage contribution to total revenues from customers that represent 10% or more of total revenue for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                     1996        1997        1998
                                     ----        ----        ----
    Customer A                       35.3%       48.3%       47.5%
    Customer B                       23.6%        2.1%        0.5%

3.  EMPLOYEE BENEFIT PLANS

    The Company adopted a defined contribution retirement savings plan in 1997 that covers substantially all employees not covered by a collective bargaining agreement. Plan participants may elect to have from 1% to 15% of their annual compensation contributed to the Plan. The Company makes discretionary contributions of up to 5% of eligible compensation. Contributions to the plan by the Company for the years ended December 31, 1997 and 1998 were $14,365 and $45,025, respectively.

    The Company contributes to several union-administered pension plans covering all of its union employees. Pension expense charged to operations was $2,995,372, $3,557,207 and $3,984,137 for the years ended December 31, 1996,
    1997 and 1998, respectively. Governmental regulations impose certain requirements relative to multi-employer plans. In the event of a plan's termination or employer withdrawal, the Company may be liable for a portion of the plan's unfunded vested benefits, if any. As of December 31, 1998, there are no unfunded vested pension liabilities under these plans.

4.  LEASES

    The Company leases its primary office and warehouse space from the President and controlling stockholder of the Company which provides for payment of taxes, maintenance and insurance by the Company. The lease expires May 31, 2004, and the Company has an option to extend the lease for up to three successive two-year terms. The Company also leases the Lexington, Kentucky office and warehouse space from an unrelated party under a non-cancelable operating lease, which expires March 31, 2000.

    Future minimum lease payments under these non-cancelable operating leases are as follows:

             Year ending December 31,
             ------------------------
                     1999                          $  190,926
                     2000                             167,245
                     2001                             198,813
                     2002                             226,563
                     2003                             245,313
                     Thereafter                        62,500
                                                   ----------
              Total minimum lease payments         $1,091,360
                                                   ==========

    Rent expenses under these leases, the majority of which relates to the related party lease, totaled approximately $187,434, $204,064 and $227,761 for the years ended December 31, 1996, 1997 and 1998, respectively.

5.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

    A summary of the status of uncompleted contracts as of December 31, 1997 and December 31, 1998 is as follows:

                       CARDINAL CONTRACTING CORPORATION
                   NOTES TO FINANCIAL STATEMENTS-(Continued)

                                               1997             1998
                                           ------------     ------------
         Costs incurred                      40,893,429       46,783,703
         Estimated earnings recognized       12,918,379       15,316,212
                                           ------------     ------------
                                             53,811,808       62,099,915
         Less billings on contracts          49,027,916       50,179,666
                                           ------------     ------------
                                           $  4,783,892     $ 11,920,249
                                           ============     ============

     These costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:

                                               1997             1998
                                            ----------      -----------
         Costs and estimated earnings in
           excess of billings                5,183,529       12,235,765
         Billings in excess of costs and
           estimated earnings                 (399,637)        (315,516)
                                            ----------      -----------
                                            $4,783,892      $11,920,249
                                            ==========      ===========

6.   PROPERTY AND EQUIPMENT

     The principal categories of property and equipment as of December 31, 1997 and 1998 are as follows:

                                                  1997             1998
                                               ----------      -----------
         Construction equipment                $6,336,654      $ 7,650,313
         Trucks and trailers                    2,309,107        2,457,886
         Leasehold improvements                   358,821          358,822
         Office equipment                         250,606          379,313
                                               ----------      -----------
                                                9,255,188       10,846,334
         Less: Accumulated depreciation         5,948,919        6,801,760
                                               ----------      -----------
           Total Property and Equipment, net   $3,306,269      $ 4,044,574
                                               ==========      ===========

7.  LONG-TERM DEBT

    Long-term debt at December 31, 1997, December 31, 1998 and March 31, 1999 consist of:

                       CARDINAL CONTRACTING CORPORATION
                   NOTES TO FINANCIAL STATEMENTS-(Continued)

                                     December 31,   December 31,    March 31,
                                        1997           1998           1999
                                     ------------   ------------   -----------
                                                                   (Unaudited)
    Three-year note payable to a      $2,500,000     $1,500,000     $1,250,000
      bank in monthly installments
      of $83,333, plus interest at
      prime less 1/2%, secured by
      the personal guaranty of the
      Company's majority
      stockholder, and maturing in
      June, 2000.
    Borrowings under the revolving
      line of credit                     300,000           -           950,000
                                      ----------     ----------     ----------
                                       2,800,000      1,500,000      2,200,000

    Less: Current maturities           1,000,000      1,000,000      1,950,000
                                      ----------     ----------     ----------
    Total long-term debt              $1,800,000     $  500,000     $  250,000
                                      ==========     ==========     ==========

    The Company has a $5,000,000 revolving line of credit with a bank. The line of credit expires June 30, 1999 and bears interest at the bank's prime lending rate less 0.5 percent (7.25% at March 31, 1999). All bank borrowings under the revolving line of credit are unsecured except for the personal guarantee by the President and majority stockholder. There were no borrowings outstanding on this line as of December 31, 1998.

8.  FINANCIAL INSTRUMENTS

    The Company's significant financial instruments at December 31, 1997 and 1998 consist of cash and cash equivalents and notes payable. The Company believes the carrying value of these instruments on the accompanying balance sheets at December 31, 1997 and 1998 approximates their fair value.

9.  CONTINGENCIES

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

10. SUBSEQUENT EVENTS

    Effective May 14, 1999, Group Maintenance America Corp. (GroupMAC) acquired all of the outstanding shares of the Company for a combination of cash and common stock of GroupMAC.

        (b)  Pro forma financial information.

        The following pro forma financial statements of the Company, reflecting the acquisition of Cardinal (which does not qualify as an individually significant transaction under Regulation S-X, Rule 3-05) and other acquisitions made by the Company since January 1, 1998, as more fully described in the pro forma financial statements, are included herein:

        Introduction to Unaudited Pro Forma Combined Financial Statements Unaudited Pro Forma Combined Balance Sheet
        Unaudited Pro Forma Combined Statements of Operations
        Notes to Unaudited Pro Forma Combined Financial Statements

                        GROUP MAINTENANCE AMERICA CORP.

                          UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements utilize the historical financial statements of Group Maintenance America Corp. and Subsidiaries ("GroupMAC" or "the Company") as of and for the quarter ended March 31, 1999 and for the year ended December 31, 1998 and give effect to (i) the pre-acquisition financial information of 39 companies acquired during 1998 (the "1998 Acquisition Companies"), (ii) three companies acquired during the first quarter of 1999 (the "First Quarter 1999 Acquisition Companies") and (iii) six companies acquired during the second quarter of 1999 (the "Second Quarter 1999 Acquisition Companies" and, together with the First Quarter 1999 Acquisition Companies, the "1999 Acquisition Companies"). The 1999 Acquisition Companies are as follows:

                                                                          Date
   Company                                                              Acquired
   -------                                                              --------
   Pacific Rim Mechanical Contractors, Inc............................. 01/09/99
   Air Systems, Inc.................................................... 02/11/99
   Statewide Heating & Air Conditioning, Inc........................... 02/12/99
   Klassic Air Conditioning, Inc....................................... 04/08/99
   Tower Electric Company.............................................. 04/14/99
   Vermont Mechanical, Inc. ........................................... 05/13/99
   Cardinal Contracting Corporation ................................... 05/14/99
   L.T. Mechanical, Inc. .............................................. 05/14/99
   Electrical Associates of Dallas, Inc. .............................. 05/17/99

  All of the acquisitions were or will be accounted for under the purchase method of accounting. These unaudited pro forma combined financial statements are based on the historical financial statements of the acquired companies and estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

  The unaudited pro forma combined balance sheet combines the historical consolidated balance sheet of the Company and the balance sheets of the Second Quarter 1999 Acquisition Companies, as if such acquisitions had occurred on March 31, 1999. The accompanying unaudited pro forma statements of operations of the Company combine the historical statement of operations of the Company and the statements of operations of the acquired entities as if such acquisitions had occurred on January 1, 1998.

  GroupMAC has analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners of the acquired companies. To the extent the owners of the acquired entities have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations.

  The pro forma adjustments are based on available information and certain assumptions that management deems appropriate and may be revised as additional information becomes available. The consideration for certain acquisitions is subject to adjustment, of which an estimate is reflected in the pro forma adjustments. The pro forma combined financial data do not purport to represent what GroupMAC's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of GroupMAC's financial position or results of operations for any future period. Since the acquisitions have not historically been under common control or management, historical pro forma combined results may not be indicative of or comparable to future performance. The unaudited pro forma combined financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K/A for the fiscal year ended December 31, 1998 and the unaudited consolidated condensed financial statements and notes thereto included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1999.

                        GROUP MAINTENANCE AMERICA CORP.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                MARCH 31, 1999

                                (in thousands)

                                        Second
                                        Quarter
                                         1999
                         GroupMAC and Acquisition  Pro Forma  Pro Forma
                         Subsidiaries  Companies  Adjustments Combined
        ASSETS           ------------ ----------- ----------- ---------
        ------
CURRENT ASSETS:
 Cash and cash
 equivalents............   $  6,607     $ 3,543    $(10,150)  $     --
 Accounts receivable,
 net of allowance.......    229,865      18,878          --    248,743
 Due from related
 parties................         --         212        (212)        --
 Inventories............     18,644         741          --     19,385
 Costs and estimated
 earnings in excess of
 billings on
 uncompleted contracts..     32,195      13,418          --     45,613
 Prepaid expenses and
 other current assets...      9,624         333          --      9,957
 Deferred tax assets....      8,660          38          13      8,711
                           --------     -------    --------   --------
   Total current assets.    305,595      37,163     (10,349)   332,409
                           --------     -------    --------   --------
PROPERTY AND EQUIPMENT,
net                          45,178       5,396          --     50,574
GOODWILL, net...........    449,071          --      42,885    491,956
DEFERRED DEBT ISSUE
COSTS...................     12,652          --          --     12,652
OTHER LONG-TERM ASSETS..      1,245         174        (127)     1,292
                           --------     -------    --------   --------
   Total assets.........   $813,741     $42,733    $ 32,409   $888,883
                           ========     =======    ========   ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
CURRENT LIABILITIES:
 Short-term borrowings
 and current maturities
 of long-term debt......   $    885     $ 2,264    $ (2,264)  $    885
 Accounts payable and
 accrued expenses.......    115,158      19,372          --    134,530
 Due to related
 parties................      9,522       6,426      (6,426)     9,522
 Billings in excess of
 costs and estimated
 earnings on
 uncompleted contracts..     38,507       1,521          --     40,028
 Deferred service
 contract revenue.......      4,397          --          --      4,397
 Income taxes payable...      3,612         203          --      3,815
 Other current
 liabilities............      3,236          --          --      3,236
                           --------     -------    --------   --------
   Total current
   liabilities..........    175,317      29,786      (8,690)   196,413
                           --------     -------    --------   --------
REVOLVING CREDIT
FACILITY................    156,000          --      32,726    188,726
SENIOR SUBORDINATED
NOTES...................    130,000          --          --    130,000
JUNIOR SUBORDINATED
NOTES...................      1,650          --          --      1,650
DEBT OF ACQUIRED
COMPANY.................         --         696        (696)        --
DEFERRED TAX LIABILITY..        795         246          --      1,041
DUE TO RELATED PARTIES..         --         676        (676)        --
OTHER LONG-TERM
LIABILITIES.............      1,508          --          --      1,508
SHAREHOLDERS' EQUITY
 Common stock...........         35         320        (318)        37
 Additional paid-in
 capital................    349,339         119      20,953    370,411
 Retained earnings
 (deficit)..............       (903)     10,950     (10,950)      (903)
 Treasury stock.........         --         (60)         60         --
                           --------     -------    --------   --------
   Total shareholders'
   equity...............    348,471      11,329       9,745    369,545
                           --------     -------    --------   --------
   Total liabilities and
   shareholders'
   equity...............   $813,741     $42,733    $ 32,409   $888,883
                           ========     =======    ========   ========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1998

                     (in thousands, except per share data)

                                            1998        1999
                            GroupMAC and Acquisition Acquisition  Pro Forma     Pro Forma
                            Subsidiaries  Companies   Companies  Adjustments     Combined
                            ------------ ----------- ----------- -----------    ----------
REVENUES...................   $761,541    $314,878    $282,119    $     --      $1,358,538
COST OF SERVICES...........    585,396     248,518     227,997          --       1,061,911
                              --------    --------    --------    --------      ----------
 Gross profit..............    176,145      66,360      54,122          --         296,627
SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES....    118,119      43,934      29,334     (10,133)(a)     181,254
AMORTIZATION OF GOODWILL...      5,960          --          --       6,575 (b)      12,535
                              --------    --------    --------    --------      ----------
   Income from operations..     52,066      22,426      24,788       3,558         102,838
OTHER INCOME (EXPENSE):
 Interest expense..........     (6,595)       (749)     (1,458)    (19,661)(c)     (28,463)
 Interest income...........        407         271         210        (888)(d)          --
 Other.....................        377         495         180          --           1,052
                              --------    --------    --------    --------      ----------
   Income before income tax
   provision...............     46,255      22,443      23,720     (16,991)         75,427
INCOME TAX PROVISION.......     20,326       1,124       4,387       7,181 (e)      33,018
                              --------    --------    --------    --------      ----------
NET INCOME.................   $ 25,929    $ 21,319    $ 19,333    $(24,172)     $   42,409
                              ========    ========    ========    ========      ==========
NET INCOME PER SHARE--
BASIC......................   $   0.94                                          $     1.14
                              ========                                          ==========
WEIGHTED AVERAGE SHARES--
BASIC......................     27,544                                              37,318 (f)
                              ========                                          ==========
NET INCOME PER SHARE--
DILUTED....................   $   0.93                                          $     1.12
                              ========                                          ==========
WEIGHTED AVERAGE SHARES--
DILUTED....................     27,948                                              37,888 (f)
                              ========                                          ==========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                     (in thousands, except per share data)

                                            1999
                            GroupMAC and Acquisition  Pro Forma     Pro Forma
                            Subsidiaries  Companies  Adjustments     Combined
                            ------------ ----------- -----------    ----------
REVENUES...................   $302,765    $ 36,074    $     --      $  338,839
COST OF SERVICES...........    244,018      29,244          --         273,262
                              --------    --------    --------      ----------
 Gross profit..............     58,747       6,830          --          65,577
SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES....     39,707       3,745        (208)(a)      43,244
AMORTIZATION OF GOODWILL...      2,806          --         328 (b)       3,134
                              --------    --------    --------      ----------
   Income from operations..     16,234       3,085        (120)         19,199
OTHER INCOME (EXPENSE):
 Interest expense..........     (5,792)        (59)     (1,265)(c)      (7,116)
 Interest income...........         78          42        (120)(d)          --
 Other.....................        155          45          --             200
                              --------    --------    --------      ----------
   Income before income tax
   provision...............     10,675       3,113      (1,505)         12,283
INCOME TAX PROVISION.......      4,996         370         325 (e)       5,691
                              --------    --------    --------      ----------
NET INCOME.................   $  5,679    $  2,743    $ (1,830)     $    6,592
                              ========    ========    ========      ==========
NET INCOME PER SHARE--
BASIC......................   $   0.16                              $     0.18
                              ========                              ==========
WEIGHTED AVERAGE SHARES--
BASIC......................     34,914                                  37,318 (f)
                              ========                              ==========
NET INCOME PER SHARE--
DILUTED....................   $   0.16                              $     0.17
                              ========                              ==========
WEIGHTED AVERAGE SHARES--
DILUTED....................     35,265                                  37,671 (f)
                              ========                              ==========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BACKGROUND:

  The respective results of operations for the 1998 Acquisition Companies from January 1, 1998 to the dates of the acquisitions were combined with the actual results of operations of the Company and the 1999 Acquisition Companies for the twelve months ended December 31, 1998 to determine the pro forma results of operations for the twelve months ended December 31, 1998.

  The respective results of operations for the First Quarter 1999 Acquisition Companies from January 1, 1999 to the dates of acquisition were combined with actual results of operations of the Company and the Second Quarter 1999 Acquisition Companies for the three months ended March 31, 1999 to determine the pro forma results of operations for the three months ended March 31, 1999.

2. ACQUISITIONS:

  The results of operations of the acquired businesses are included in the actual results of operations of the Company from the date of acquisition, and the historical balance sheet at March 31, 1999 includes the acquisitions completed as of that date. All of the acquisitions are accounted for as purchases. The cash consideration associated with the acquisition of the 1999 Acquisition Companies was provided by borrowings under an amended and restated credit agreement (the "Credit Agreement").

  The table below sets forth the consideration paid or to be paid in cash and shares of Common Stock to the shareholders of the Second Quarter 1999 Acquisition Companies.

  For purposes of computing the estimated purchase price for accounting purposes for the Second Quarter 1999 Acquisition Companies, the value of the Common Stock is determined using an estimated weighted average fair value of $11.84 per share, which represents a discount rate of 10.0% from the weighted average stock price of $13.16 at the respective dates of acquisition due primarily to restrictions on the sale and transferability of such shares. The restrictions are created by a contractual restriction imposed on the shares issued in connection with the acquisition of the acquired businesses. This contractual provision prohibits the shareholders from selling, transferring or otherwise disposing of any shares for one year following the date of acquisition of such shares and limiting dispositions for one additional year to no more than 36% of their holdings.

                        GROUP MAINTENANCE AMERICA CORP.

  Several former owners of the acquired companies have the ability to receive additional amounts of purchase price, payable in cash and common stock in 1999 through 2001, contingent upon the occurrence of future events. The Company will record such contingent consideration as additional purchase price when earned.

  The estimated purchase price and related allocations of the excess purchase price for the Second Quarter 1999 Acquisition Companies are based upon preliminary estimates and are subject to certain purchase price adjustments at and following closing. Based upon management's preliminary analysis, it is anticipated that the historical carrying value of the assets and liabilities of the Second Quarter 1999 Acquisition Companies (representing $14.8 million) will approximate fair value. This results in an allocation to goodwill of approximately $42.9 million. Management has not identified any other material tangible or identifiable intangible assets to which a portion of the purchase price could reasonably be allocated. Consideration paid for the Second Quarter 1999 Acquisition Companies is as follows (amounts in thousands):

                                                                 Shares Dollars
                                                                 ------ -------
Cash............................................................    --  $36,614
Common Stock.................................................... 1,779   21,074

                                                                        -------
  Total Consideration...........................................        $57,688
                                                                        =======

                        GROUP MAINTENANCE AMERICA CORP.

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  a) Records the deferred income tax adjustments on certain Second Quarter 1999 Acquisition Companies associated with converting all acquired companies taxed under Subchapter S of the Internal Revenue Code (the Code) to corporations taxed under Subchapter C of the Code.

  b) Records the settlement of all shareholder receivables and payables with cash at closing.

  c) Records the elimination of the historical equity accounts of the Second Quarter 1999 Acquisition Companies.

  d) Records the purchase of the Second Quarter 1999 Acquisition Companies, including the cash and Common Stock consideration due to these companies.

  e) Records the refinancing of debt assumed in connection with the acquisition of the Second Quarter 1999 Acquisition Companies and also records the utilization of cash on hand and cash acquired to pay down borrowings under the Credit Agreement.

  The following table summarizes unaudited pro forma combined balance sheet adjustments (in thousands):

                                                                       Pro Forma
                         (a)     (b)      (c)       (d)       (e)     Adjustments
                         ----  -------  --------  --------  --------  -----------
Cash and cash
 equivalents............ $  -- $(1,398) $     --  $     --  $ (8,752)  $(10,150)
Due from related
 parties................    --    (212)       --        --        --       (212)
Deferred tax asset......    13      --        --        --        --         13
Goodwill................   (13)     --   (11,329)   54,227        --     42,885
Other long term assets..    --    (127)       --        --        --       (127)
Short-term borrowings
 and current maturities
 of long-term debt......    --      --        --        --     2,264      2,264
Due to related parties..    --   3,641        --     2,785        --      6,426
Revolving credit
 facility...............    --  (1,904)       --   (36,614)    5,792    (32,726)
Debt of acquired
 company................    --      --        --        --       696        696
Due to related parties
 (noncurrent)...........    --      --        --       676        --        676
Common stock............    --      --       320        (2)       --        318
Additional paid-in
 capital................    --      --       119   (21,072)       --    (20,953)
Retained earnings.......    --      --    10,950        --        --     10,950
Treasury stock..........    --      --       (60)       --        --        (60)
                         ----- -------  --------  --------  --------   --------
  Total................. $  -- $    --  $     --  $     --  $     --   $     --
                         ===== =======  ========  ========  ========   ========

                        GROUP MAINTENANCE AMERICA CORP.

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

  a) Reflects the prospective reduction in salaries, bonuses and benefits to the owners of the acquired companies to which they have agreed. These reductions in salaries, bonuses and benefits are in accordance with the terms of the employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

  The salaries, bonuses, benefits and other compensation items recorded in the individual financial statements amounted to $15.5 million and $0.5 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. The contractually agreed upon compensation and benefits for these same businesses, on a going forward basis, amount to $5.4 million and $0.3 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively. The difference between these amounts equates to $10.1 million and $0.2 million for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively, and is reflected as a pro forma adjustment.

  b) Reflects the amortization of goodwill to be recorded as a result of the acquisitions over a 40-year estimated life.

                        GROUP MAINTENANCE AMERICA CORP.

  c) Represents the adjustment necessary to reflect interest expense related to borrowings under the Credit Agreement to fund the cash portion of the purchase price and the assumption of debt related to the 1998 and 1999 Acquisition Companies, interest related to Senior Subordinated Notes used to retire amounts outstanding under the Credit Agreement, and interest related to the junior subordinated debt. A summary of the historical and pro forma debt outstanding and a summary of the pro forma interest expense (including amounts recognized in the historical financial statements) assuming the acquisitions occurred on January 1, 1998, is as follows (in thousands):

                                                                                 Interest Expense
                                                    March 31,           --------------------------------
                            March 31,  Pro Forma      1999                 Year Ended      Three Months
                             1999     Acquisition  Pro Forma  Interest    December 31,        Ended
                           Balances   Adjustments   Balances    Rate         1998         March 31, 1999
                         ------------ ----------- ----------- --------  ----------------  --------------
Short-Term Senior Debt:
 Historical March
 31, 1999 short-term
 debt..................... $    885     $    --     $    885(i) 7.70%(iii) $    68           $   17
                           ========     =======     ========               =======           ======
Long-Term Senior Debt:
 Historical March
 31, 1999 Credit
 Agreement................ $156,000     $(6,607)    $149,393    7.70%(iii) $11,503           $2,876
 Second Quarter 1999
 Acquisition Companies
 assumed debt refinanced..       --       2,960        2,960    7.70%(iii)     228               57
 Second Quarter 1999
 Acquisition Companies
 borrowings to fund cash
 portion of purchase
 price, net of cash
 acquired.................       --      36,373       36,373    7.70%(iii)   2,801              700
                           --------     -------     --------               -------           ------
   Total long-term
   senior debt/interest
   expense................ $156,000     $32,726     $188,726(i),(ii)       $14,532           $3,633
                           ========     =======     ========               =======           ======
Long-Term Senior
Subordinated Debt:
 Historical March
 31, 1999 long term
 debt..................... $130,000     $    --     $130,000    9.75%(iv)  $12,675           $3,169

Amortization of deferred
 financing costs of the
 Senior Subordinated
 Notes....................       --          --           --                 1,089(vi)          272
                           --------     -------     --------               -------           ------
Total long-term senior
 subordinated debt/
 interest expense......... $130,000     $    --     $130,000               $13,764           $3,441
                           ========     =======     ========               =======           ======
Long-Term Junior
Subordinated Debt:
 Historical March
 31, 1999 long-term
 debt..................... $  1,650     $    --     $  1,650    6.00%(v)   $    99           $   25
                           ========     =======     ========               =======           ======
Total debt/interest
expense................... $288,535     $32,726     $321,261               $28,463           $7,116
                           ========     =======     ========               =======           ======

----
(i)   Represents total senior indebtedness.

(ii)  Represents total guarantor senior indebtedness.

(iii) Represents the current borrowing rates under the Credit Agreement.

(iv)  Represents the coupon interest rate on the Senior Subordinated Notes.

(v) Represents the contractual interest rates for the junior subordinated debt.

(vi) Represents amortization of deferred debt issue costs over the ten-year life of the related Senior Subordinated Notes.

  d) Reflects the reduction to historical interest income related to existing and acquired cash, all of which is assumed to be used for the acquisition of the 1998 and 1999 Acquisition Companies.

  e) Reflects the incremental provision for federal and state income taxes relating to the compensation differential and other pro forma adjustments discussed in this Note 4 as well as income taxes on S Corporation earnings.

                        GROUP MAINTENANCE AMERICA CORP.

  f) Weighted average shares outstanding include the following (in thousands):

                                                                    December 31,        March 31,
                                                                       1998               1999
                                                                    -----------         ---------
Shares issued and outstanding at March 31, 1999.................      35,438             35,438
Shares to be issued for companies acquired prior to
 March 31, 1999.................................................         101                101
Shares issued for Second Quarter 1999 Acquisition Companies.....       1,779              1,779
                                                                      ------             ------
Weighted average shares outstanding--basic......................      37,318             37,318
Incremental effect of options and warrants on shares
 outstanding....................................................         570                353
                                                                      ------             ------
Weighted average shares outstanding--diluted....................      37,888             37,671
                                                                      ======             ======

     (c) Exhibits.

     The following exhibit is filed with this report:

23       Independent Auditors' Consent.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                GROUP MAINTENANCE AMERICA CORP.

                                By: /s/ Daniel W. Kipp
                                   -------------------------------
                                        Daniel W. Kipp
                                     Senior Vice President
                                    and Corporate Controller
                                 (Principal Accounting Officer)

Date: June 11, 1999

                               INDEX OF EXHIBITS


23      Independent Auditors' Consent.